Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
$10.7 MILLION NET INCOME

HONOLULU, HI, October 25, 2012 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the third quarter of 2012 of $10.7 million, or $0.26 per diluted share, compared to net income in the third quarter of 2011 of $11.6 million, or $0.28 per diluted share, and net income in the second quarter of 2012 of $10.8 million, or $0.26 per diluted share.

“We are pleased with the significant and consistent progress of our company, which is reflected in a seventh consecutive quarter of profitability since our recapitalization,” said John C. Dean, President and Chief Executive Officer.  “Continued improvement in our credit risk profile evidenced by a significant decrease in our nonperforming assets and stable growth in our core deposits have contributed to another solid performance in the third quarter.”

Significant Highlights and Third Quarter Results

▪	Reported seventh consecutive profitable quarter since the company’s recapitalization with net income of $10.7 million, compared to net income of $10.8 million in the second quarter of 2012.

▪
For the sixth consecutive quarter, the Company did not incur credit costs as it reduced its allowance for loan and lease losses (ALLL) by an amount greater than net foreclosed asset expense, write-downs of loans held for sale and changes to the reserve for unfunded commitments.  The reduction in the ALLL resulted in a credit to the provision for loan and lease losses of $5.0 million, compared to a credit of $6.6 million for the second quarter of 2012.

▪	Reduced nonperforming assets by $30.0 million to $140.3 million at September 30, 2012 from $170.3 million at June 30, 2012.

▪
The ALLL, as a percentage of total loans and leases, decreased to 4.59% at September 30, 2012, compared to 4.94% at June 30, 2012.  In addition, the Company had an ALLL, as a percentage of nonperforming assets, of 69.08% at September 30, 2012, compared to 60.95% at June 30, 2012.

▪	Increased the loans and leases portfolio by $9.0 million to $2.11 billion at September 30, 2012, compared to $2.10 billion at June 30, 2012.

▪
Completed an investment portfolio repositioning to reduce net interest income volatility and enhance the potential for prospective earnings and an improved net interest margin. Sold $124.7 million in available-for-sale investment securities with an average yield of 0.60% and reinvested the proceeds in $133.2 million of similarly typed investment securities with an average yield of 1.88%. The new securities were classified in the held-to-maturity portfolio and a pre-tax gain of $0.7 million was realized on the transaction.

▪	Increased total deposits by $59.3 million to $3.62 billion at September 30, 2012, compared to $3.56 billion at June 30, 2012.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 23.34%, 24.63%, and 14.06%, respectively, as of September 30, 2012, compared to 23.04%, 24.32%, and 14.12%, respectively, as of June 30, 2012.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the third quarter of 2012 was $29.6 million, compared to $29.8 million in the year-ago quarter and $30.3 million in the second quarter of 2012.  Net interest margin was 3.02%, compared to 3.05% in the year-ago quarter and 3.17% in the second quarter of 2012. The decrease in both net interest income and the net interest margin from both the year-ago and sequential quarters was primarily due to lower yields on the Company’s interest-earning assets resulting from the continuing lower interest rate environment.

The provision for loan and lease losses for the third quarter of 2012 was a credit of $5.0 million, compared to a credit of $19.1 million in the year-ago quarter and a credit of $6.6 million in the second quarter of 2012.  The credit to the provision for loan and lease losses was the result of continued improvement in the Company’s credit risk profile, as evidenced by the previously mentioned decrease in nonperforming assets and further reductions in the historical quarterly charge-off data used to calculate the ALLL.

Other operating income for the third quarter of 2012 totaled $15.9 million, compared to $11.5 million in the year-ago quarter and $13.6 million in the second quarter of 2012. The increase from the year-ago quarter was primarily due to higher gains on sales of residential mortgage loans of $3.5 million, higher rental income from foreclosed properties of $1.1 million and higher investment securities gains of $0.8 million, partially offset by lower service charges on deposit accounts of $0.4 million. The sequential quarter increase was primarily due to higher gains on sales of residential mortgage loans of $1.3 million and higher investment securities gains of $0.8 million.

Other operating expense for the third quarter of 2012 totaled $39.8 million, compared to $48.8 million in the year-ago quarter and $39.7 million in the second quarter of 2012.  The decrease from the year-ago quarter was primarily due to a one-time loss on the early extinguishment of debt recorded in the third quarter of 2011 of $6.2 million, lower charitable contributions of $5.0 million, a lower provision for repurchased residential mortgage loans of $2.5 million, and an accrual of a $1.2 million settlement of a class action lawsuit recorded in the third quarter of 2011.  These decreases were partially offset by higher net credit-related charges (which includes changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense) of $5.4 million, higher salaries and employee benefits of $1.4 million and higher amortization expense related to the Company’s mortgage servicing rights of $1.0 million. The sequential quarter increase was primarily attributable to higher net credit-related charges of $4.8 million, partially offset by an accrual of $1.8 million related to the settlement of a legal proceeding against the Company recorded in the second quarter of 2012 and lower legal and professional services of $1.0 million.

The efficiency ratio for the third quarter of 2012 was 78.51% (excluding foreclosed asset expense of $2.9 million, loss on sale of loans held for sale of $0.8 million and amortization expense related to certain intangible assets totaling $0.7 million), compared to 99.11% in the year-ago quarter (excluding the loss on early extinguishment of debt of $6.2 million, foreclosed asset expense of $0.8 million and amortization expense related to certain intangible assets totaling $0.7 million) and 80.41% (excluding foreclosed asset expense of $2.6 million and amortization expense related to certain intangible assets totaling $1.6 million) in the second quarter of 2012.

The Company continues to recognize a full valuation allowance against its net deferred tax assets and did not record any income tax benefit or expense during the third quarter of 2012.

Balance Sheet Highlights
Total assets at September 30, 2012 of $4.31 billion increased by $190.5 million and $82.5 million from September 30, 2011 and June 30, 2012, respectively.

Total loans and leases at September 30, 2012 of $2.11 billion increased by $50.7 million and $9.0 million from September 30, 2011 and June 30, 2012, respectively.  The increase in total loans and leases from the second quarter of 2012 was due to an increase in the consumer, commercial and residential mortgage loan portfolios of $15.1 million, $13.7 million and $7.9 million, respectively, partially offset by a decrease in the commercial mortgage, construction and development and leases portfolios of $23.8 million, $2.2 million and $1.8 million, respectively.

Total deposits at September 30, 2012 were $3.62 billion, compared to $3.35 billion and $3.56 billion at September 30, 2011 and June 30, 2012, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $2.94 billion at September 30, 2012.  This represents an increase of $206.5 million from a year ago and an increase of $61.5 million from June 30, 2012.  Changes in total deposits during the quarter included an increase in non-interest bearing demand deposits, interest-bearing demand deposits and savings and money market deposits of $34.8 million, $21.7 million and $16.1 million, respectively, offset by a decrease in time deposits of $13.3 million.

Total shareholders’ equity was $501.0 million at September 30, 2012, compared to $440.9 million and $480.5 million at September 30, 2011 and June 30, 2012, respectively.

Asset Quality
Nonperforming assets at September 30, 2012 totaled $140.3 million, or 3.26% of total assets, compared to $170.3 million, or 4.03% of total assets at June 30, 2012.  The sequential-quarter decrease reflects net decreases in Hawaii construction and development assets totaling $10.7 million, Hawaii residential mortgage assets totaling $8.7 million, Mainland construction and development assets totaling $4.2 million, Mainland commercial mortgage assets totaling $3.4 million, Hawaii commercial mortgage assets totaling $2.9 million and Hawaii commercial assets totaling $0.1 million.

Loans delinquent for 90 days or more still accruing interest totaled $0.5 million at September 30, 2012 and June 30, 2012.  In addition, loans delinquent for 30 days or more still accruing interest totaled $5.7 million at September 30, 2012, compared to $3.8 million at June 30, 2012.

Net charge-offs in the third quarter of 2012 totaled $1.9 million, compared to $4.4 million in the year-ago quarter and $3.9 million in the second quarter of 2012.

The ALLL, as a percentage of total loans and leases, was 4.59% at September 30, 2012, compared to 4.94% at June 30, 2012.  The ALLL, as a percentage of nonperforming assets, was 69.08% at September 30, 2012, compared to 60.95% at June 30, 2012.

Capital Levels
At September 30, 2012, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 23.34%, 24.63%, and 14.06%, respectively, compared to 23.04%, 24.32%, and 14.12%, respectively, at June 30, 2012.  The Company’s capital ratios continue to exceed the minimum levels required by both the Memorandum of Understanding between the Bank and its regulators and the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-317-6789.  A playback of the call will be available through November 26, 2012 by dialing 1-877-344-7529 (passcode: 10019312) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.31 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches and 117 ATMs in the state of Hawaii, as of September 30, 2012.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with all of the requirements of, the Memorandum of Understanding with the Federal Deposit Insurance Corporation (“FDIC”) and the Hawaii Division of Financial Institutions (“DFI”), effective May 5, 2011, the Written Agreement with the Federal Reserve Bank of San Francisco and DFI, dated July 2, 2010, and any further regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and recurring weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, further deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including the continued destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2012
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2012	2011	2012	2011

INCOME STATEMENT
Net income	$10,721	$11,626	$35,011	$24,476
Per common share data:
Basic earnings per share (after preferred stock
dividends, accretion of discount, and conversion
of preferred stock to common stock)	0.26	0.28	0.84	3.19
Diluted earnings per share (after preferred stock
dividends, accretion of discount, and conversion
of preferred stock to common stock)	0.26	0.28	0.83	3.16

PERFORMANCE RATIOS
Return on average assets (1)	1.00%	1.12%	1.12%	0.81%
Return on average shareholders' equity (1)	8.73	10.80	9.81	9.43
Net income to average tangible shareholders' equity (1)	9.04	11.33	10.19	10.04
Efficiency ratio (2)	78.51	99.11	77.98	92.09
Net interest margin (1)	3.02	3.05	3.14	3.04

			September 30,
REGULATORY CAPITAL RATIOS			2012	2011
Central Pacific Financial Corp.
Tier 1 risk-based capital			23.34%	22.63%
Total risk-based capital			24.63	23.94
Leverage capital			14.06	13.19

Central Pacific Bank
Tier 1 risk-based capital			22.20%	21.30%
Total risk-based capital			23.49	22.61
Leverage capital			13.39	12.42

			September 30,		%
			2012	2011	Change
BALANCE SHEET
Total assets			$4,309,618	$4,119,158	4.6%
Loans and leases			2,110,163	2,059,435	2.5
Net loans and leases			2,013,235	1,916,005	5.1
Deposits			3,621,590	3,348,033	8.2
Total shareholders' equity			501,042	440,869	13.6
Book value per common share			11.97	10.56	13.4
Tangible book value per common share			11.59	10.09	14.9
Market value per common share			14.30	10.32	38.6
Tangible common equity ratio (3)			11.30%	10.27%	10.0

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2012
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		%		September 30,		%
(in thousands, except per share data)	2012	2011	Change		2012	2011	Change

SELECTED AVERAGE BALANCES
Total assets	$4,270,497	$4,134,767	3.3%		$4,178,984	$4,051,332	3.2%
Interest-earning assets	3,949,697	3,907,846	1.1		3,870,034	3,834,106	0.9
Loans and leases, including
loans held for sale	2,132,775	2,088,518	2.1		2,116,636	2,123,855	(0.3)
Other real estate	49,474	42,016	17.8		53,031	49,781	6.5
Deposits	3,592,165	3,253,054	10.4		3,510,884	3,166,649	10.9
Interest-bearing liabilities	2,911,709	2,962,997	(1.7)		2,864,758	2,952,162	(3.0)
Total shareholders' equity	491,011	430,529	14.0		475,924	346,029	37.5

					September 30,		%
					2012	2011	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)					$92,931	$160,603	(42.1	) %
Other real estate					47,378	62,720	(24.5)
Total nonperforming assets					140,309	223,323	(37.2)
Loans delinquent for 90 days or more (still accruing interest)					539	414	30.2
Restructured loans (still accruing interest)					24,869	2,858	770.2
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)					$165,717	$226,595	(26.9)

	Three Months Ended				Nine Months Ended
	September 30,		%		September 30,		%
	2012	2011	Change		2012	2011	Change
Loan charge-offs	$3,444	$5,943	(42.0	) %	$13,331	$30,268	(56.0	) %
Recoveries	1,540	1,555	(1.0)		4,768	10,319	(53.8)
Net loan charge-offs	$1,904	$4,388	(56.6)		$8,563	$19,949	(57.1)
Net loan charge-offs to average loans (1)	0.36%	0.84%			0.54%	1.25%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2012
(Unaudited)

	September 30,
	2012	2011
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale	4.35%	7.64%
Nonperforming assets to total assets	3.26	5.42
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured
loans (still accruing interest) to total loans and leases, loans held for sale & other real estate	7.60	10.46
Allowance for loan and lease losses to total loans and leases	4.59	6.96
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	104.30	89.31
Allowance for loan and lease losses to nonperforming assets	69.08	64.23

(1) Annualized

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less intangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended
(Dollars in thousands, except per share data)	September 30, 2012	June 30, 2012	September 30, 2011

Efficiency Ratio
Total operating expenses as a percentage of net operating revenue	88.17%	89.98%	117.84%
Amortization of other intangible assets	(1.48)	(3.67)	(1.74)
Foreclosed asset expense	(6.35)	(5.90)	(2.02)
Write down of assets	(1.83)	-	0.07
Loss on early extinguishment of debt	-	-	(15.04)
Efficiency ratio	78.51%	80.41%	99.11%

	Nine Months Ended
	September 30, 2012	September 30, 2011

Total operating expenses as a percentage of net operating revenue	86.21%	104.07%
Amortization of other intangible assets	(2.26)	(1.77)
Foreclosed asset expense	(4.03)	(1.31)
Write down of assets	(1.94)	(3.79)
Loss on early extinguishment of debt	-	(5.11)
Efficiency ratio	77.98%	92.09%

Tangible Common Equity Ratio	September 30, 2012	September 30, 2011
Total shareholders' equity	$501,042	$440,869
Less: Other intangible assets	(16,047)	(19,771)
Tangible common equity	484,995	421,098

Total assets	4,309,618	4,119,158
Less: Other intangible assets	(16,047)	(19,771)
Tangible assets	4,293,571	4,099,387
Tangible common equity / Tangible assets	11.30%	10.27%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	September 30,
(In thousands, except share data)	2012	2012	2011

ASSETS
Cash and due from banks	$61,078	$72,967	$68,508
Interest-bearing deposits in other banks	159,595	100,544	231,353
Investment securities:
Available for sale	1,499,546	1,632,524	1,466,970
Held to maturity (fair value of $165,012 at September 30, 2012,
$495 at June 30, 2012 and $1,287 at September 30, 2011)	163,733	487	1,250
Total investment securities	1,663,279	1,633,011	1,468,220

Loans held for sale	24,080	30,831	43,839
Loans and leases	2,110,163	2,101,163	2,059,435
Less allowance for loan and lease losses	96,928	103,814	143,430
Net loans and leases	2,013,235	1,997,349	1,916,005

Premises and equipment, net	49,424	50,195	52,505
Accrued interest receivable	13,198	12,596	12,055
Investment in unconsolidated subsidiaries	11,244	11,538	13,051
Other real estate	47,378	49,379	62,720
Mortgage servicing rights	22,726	22,985	22,596
Other intangible assets	16,047	16,715	19,771
Bank-owned life insurance	146,680	145,940	143,845
Federal Home Loan Bank stock	48,363	48,797	48,797
Other assets	33,291	34,223	15,893
Total assets	$4,309,618	$4,227,070	$4,119,158

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$803,796	$769,010	$681,619
Interest-bearing demand	648,331	626,613	565,635
Savings and money market	1,177,164	1,161,066	1,121,969
Time	992,299	1,005,628	978,810
Total deposits	3,621,590	3,562,317	3,348,033
Short-term borrowings	-	-	1,224
Long-tem debt	108,285	108,289	258,347
Other liabilities	68,738	65,982	60,699
Total liabilities	3,798,613	3,736,588	3,668,303

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding
none at September 30, 2012, June 30, 2012, and September 30, 2011	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 41,859,566 shares at September 30, 2012, 41,867,892 shares
at June 30, 2012, and 41,749,116 shares at September 30, 2011	784,512	784,512	784,172
Surplus	69,094	67,933	65,479
Accumulated deficit	(361,837)	(372,558)	(408,943)
Accumulated other comprehensive income	9,273	626	161
Total shareholders' equity	501,042	480,513	440,869
Non-controlling interest	9,963	9,969	9,986
Total equity	511,005	490,482	450,855
Total liabilities and equity	$4,309,618	$4,227,070	$4,119,158

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(In thousands, except share data)	2012	2012	2011	2012	2011

Interest income:
Interest and fees on loans and leases	$24,241	$24,393	$25,962	$73,642	$80,992
Interest and dividends on investment securities:
Taxable interest	6,641	7,589	7,918	21,844	20,380
Tax-exempt interest	704	446	186	1,347	549
Dividends	4	4	5	11	8
Interest on deposits in other banks	84	47	259	212	948
Total interest income	31,674	32,479	34,330	97,056	102,877

Interest expense:
Interest on deposits:
Demand	83	89	113	258	406
Savings and money market	232	252	459	783	1,691
Time	869	962	1,499	2,904	5,778
Interest on short-term borrowings	-	-	-	-	204
Interest on long-term debt	930	917	2,430	2,790	7,789
Total interest expense	2,114	2,220	4,501	6,735	15,868

Net interest income	29,560	30,259	29,829	90,321	87,009
Provision (credit) for loan and lease losses	(4,982)	(6,630)	(19,116)	(16,602)	(29,475)
Net interest income after provision for loan and lease losses	34,542	36,889	48,945	106,923	116,484

Other operating income:
Service charges on deposit accounts	2,130	2,273	2,501	6,719	7,564
Other service charges and fees	4,538	4,156	4,451	13,115	12,953
Income from fiduciary activities	662	642	636	1,930	2,136
Equity in earnings of unconsolidated subsidiaries	171	169	136	386	301
Fees on foreign exchange	165	192	198	447	484
Investment securities gains	789	-	-	789	261
Income from bank-owned life insurance	741	942	866	2,274	3,036
Loan placement fees	114	193	164	547	348
Net gains on sales of residential loans	4,713	3,394	1,177	11,084	4,380
Other	1,906	1,653	1,380	5,484	3,483
Total other operating income	15,929	13,614	11,509	42,775	34,946

Other operating expense:
Salaries and employee benefits	17,256	17,629	15,856	51,511	46,331
Net occupancy	3,629	3,264	3,466	10,159	10,234
Equipment	1,030	1,021	1,348	3,008	3,632
Amortization of other intangible assets	2,698	3,031	1,709	7,490	4,885
Communication expense	872	816	828	2,542	2,631
Legal and professional services	2,772	3,806	3,230	10,635	9,970
Computer software expense	959	958	894	2,852	2,706
Advertising expense	906	857	842	2,632	2,508
Foreclosed asset expense	2,863	2,602	835	5,358	1,598
Write down of assets	827	-	(31)	2,586	4,624
Loss on early extinguishment of debt	-	-	6,234	-	6,234
Other	5,938	5,707	13,617	15,914	31,601
Total other operating expense	39,750	39,691	48,828	114,687	126,954

Income before income taxes	10,721	10,812	11,626	35,011	24,476
Income tax expense	-	-	-	-	-
Net income	$10,721	$10,812	$11,626	$35,011	$24,476

Per common share data:
Basic earnings per share	$0.26	$0.26	$0.28	$0.84	$3.19
Diluted earnings per share	0.26	0.26	0.28	0.83	3.16

Basic weighted average shares outstanding	41,764	41,717	41,625	41,704	33,957
Diluted weighted average shares outstanding	42,016	41,959	41,672	41,961	34,272

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Nine Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2012			September 30, 2011			September 30, 2012			September 30, 2011
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$133,963	0.25%	$84	$402,804	0.25%	$259	$113,968	0.25%	$212	$496,519	0.26%	$948
Taxable investment securities, excluding
valuation allowance	1,527,572	1.74	6,645	1,355,332	2.34	7,923	1,531,785	1.90	21,855	1,152,319	2.36	20,388
Tax-exempt investment securities,
excluding valuation allowance	106,623	4.06	1,083	12,395	9.15	285	58,859	4.69	2,072	12,616	8.91	844
Loans and leases, including loans held for sale	2,132,775	4.53	24,241	2,088,518	4.94	25,962	2,116,636	4.64	73,642	2,123,855	5.09	80,992
Federal Home Loan Bank stock	48,764	-	-	48,797	-	-	48,786	-	-	48,797	-	-
Total interest earning assets	3,949,697	3.24	32,053	3,907,846	3.51	34,429	3,870,034	3.37	97,781	3,834,106	3.59	103,172
Nonearning assets	320,800			226,921			308,950			217,226
Total assets	$4,270,497			$4,134,767			$4,178,984			$4,051,332

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$630,209	0.05%	$83	$537,723	0.08%	$113	$604,990	0.06%	$258	$534,092	0.10%	$406
Savings and money market deposits	1,172,065	0.08	232	1,116,975	0.16	459	1,159,000	0.09	783	1,112,809	0.20	1,691
Time deposits under $100,000	320,516	0.55	446	379,820	0.84	809	332,221	0.62	1,531	407,775	1.05	3,211
Time deposits $100,000 and over	680,632	0.25	423	550,360	0.50	690	658,245	0.28	1,373	441,959	0.78	2,567
Short-term borrowings	-	-	-	1,811	-	-	4	0.76	-	47,244	0.58	204
Long-term debt	108,287	3.42	930	376,308	2.56	2,430	110,298	3.38	2,790	408,283	2.55	7,789
Total interest-bearing liabilities	2,911,709	0.29	2,114	2,962,997	0.60	4,501	2,864,758	0.31	6,735	2,952,162	0.72	15,868
Noninterest-bearing deposits	788,743			668,176			756,428			670,014
Other liabilities	69,068			63,076			71,902			73,132
Total liabilities	3,769,520			3,694,249			3,693,088			3,695,308
Shareholders' equity	491,011			430,529			475,924			346,029
Non-controlling interest	9,966			9,989			9,972			9,995
Total equity	500,977			440,518			485,896			356,024
Total liabilities & equity	$4,270,497			$4,134,767			$4,178,984			$4,051,332

Net interest income			$29,939			$29,928			$91,046			$87,304

Net interest margin		3.02%			3.05%			3.14%			3.04%